    EXHIBIT 10.1
    REDACTED COPY
PATENT AND TECHNOLOGY LICENSE AGREEMENT

This Patent and Technology License Agreement (“Agreement”), effective this 26th day of July 2010 (the “Effective Date”), is by and between Quick-Med Technologies, Inc., a Nevada corporation having offices at 902 NW Fourth Street, Gainesville, Florida 32601 (“QMT”) and Viridis BioPharma Pvt.  Ltd., an India corporation having offices at 6/10, Jogani Industrial Complex, V.N. Purav Marg, Chunabhatti, Mumbai – 400022, India (“VIRIDIS”) (each singularly a “Party” and collectively the “Parties”).

WHEREAS, QMT owns or controls certain Patent Rights and Technology (as such terms are defined below) relating to its proprietary NIMBUS® technology and has the right to grant licenses under such Patent Rights and Technology; and

WHEREAS, QMT agrees to grant, and VIRIDIS desires to obtain, an exclusive license to such Patent Rights and Technology in the Field and Territory (as such terms are defined below) on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1. Definitions.

The following terms, whether used in the singular or the plural, shall have the following meanings for purposes of this Agreement:

1.1 “Affiliate” means any corporation, firm, partnership or other entity, which controls, is controlled by or is under common control with a Party.  For purposes of this Section 1.1, “control” means direct or indirect ownership of more than fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors thereof or the ability to otherwise control the management of the corporation, firm, partnership or other entity.

1.2   "Commercialization" or "Commercialize"  means all activities directed towards Regulatory Approval, manufacturing, marketing, promoting, distributing, offering for sale or selling a Product.

1.3 “Commercially Reasonable Efforts” has the meaning set forth in Section 5.1(b) hereof.

1.4 “Composition and Process” means QMT’s confidential and proprietary NIMBUS composition and process for the bonding of certain Materials to substrates usable on Products.

1.5 “Confidential Information” has the meaning set forth in Section 10.1 hereof.  For purposes of clarification, the Technology shall be deemed to be Confidential Information of QMT.

    “Contract Year” means the twelve (12) month period beginning on the effective date of this Agreement and ending on the first anniversary thereof, and each consecutive 12-month period thereafter during the Term.

1.6 “Disclosing Party” has the meaning set forth in Section 10.1 hereof.

1.7  “Field” means the field of  ***** as more specifically described on Exhibit D, the sale of which is limited to the institutional market, pharmaceutical companies/distributors, and purchasers such as hospitals, clinics, licensed chemists and pharmacists and medical wings of organizations. For the avoidance of doubt, the Field excludes selling to retail establishments which are defined as non-medical and non-medically licensed outlets.

1.8 “First Commercial Sale” shall mean the first sale to an independent third party of a Product.

1.9 “Improvements” means know-how, technical information, inventions, developments, discoveries, software, methods, techniques, procedures, formulae, data (including without limitation clinical data), processes and other proprietary ideas, whether or not patentable or copyrightable, that are conceived, discovered, developed, or reduced to practice during the Term by or on behalf of VIRIDIS and/or its Affiliates, and which are useful for or useable in the practice of the Patent Rights and Technology.

1.10 “Indemnitees” has the meaning set forth in Section 9.1 hereof.

1.11 “Initial Term” has the meaning set forth in Section 11.1 hereof.

  **** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

1.12 “Know-how” means the tangible and intangible information, including, without limitation, data, results, formula, designs, specifications, methods, processes, techniques, ideas, discoveries, technical information, process information, clinical information, stability and safety information  and other information which is owned or controlled (with the right to sublicense) by QMT as of the Effective Date relating to the Composition and Process in Field.

1.13 “Materials” means the chemical components, which are listed on Exhibit B hereto, as modified by any Improvements thereto to the extent such modification is part of the Composition and Process as agreed by the parties hereto.

1.14 “VIRIDIS Invention” has the meaning set forth in Section 12.2(b) hereof.

1.15 “VIRIDIS Marks” has the meaning set forth in Section 12.6 hereof.

1.16  “Net Sales” means the gross invoiced sales price of all Products sold, leased, licensed or otherwise transferred by VIRIDIS and its Affiliates along with any other amounts and consideration received in connection therewith, after deduction of the following items, to the extent such items are actually incurred, taken or borne by the seller thereof and do not exceed reasonable and customary amounts in the market in which such sale occurred:  (a) trade, cash or quantity discounts or rebates actually taken and documented; (b) credits or allowances given or made for rejection, or approved return of, defective goods actually taken and documented; (c) taxes or government charges, duties or tariffs (other than an income tax) levied on the sale, transportation or delivery of a Product and documented.  No costs incurred in the manufacturing, selling, advertising, and distribution of the Products, including without limitation overhead costs, shall be deducted nor shall any deduction be allowed for any other uncollectible accounts or allowances.

1.17  “Patent Rights” mean the patents, patent applications, patent extensions, certificates of invention, or applications for certificates of invention, together with any divisions, continuations or continuations-in-part thereof, which are owned or controlled by, or licensed (with the right to sublicense) to QMT which are listed in Exhibit A hereto.

1.18 “Product” means any product in the Field that is covered by, derived from, or manufactured using or incorporating, or otherwise uses or contains the QMT Intellectual Property.

1.19  “Promotional Materials” has the meaning set forth in Section 5.4 hereof.

1.20 “QMT Intellectual Property” means collectively the Technology, Patent Rights and Improvements.

1.21 “QMT Marks” has the meaning set forth in Section 12.6 hereof.

1.22 “Recipient” has the meaning set forth in Section 10.1 hereof.

1.23 “Regulatory Approval” means the approval of the applicable Regulatory Authority necessary for the marketing and sale of the Product in the Territory.

1.24  “Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the marketing and sale of a medical device or pharmaceutical product in the Territory.

1.25 “Regulatory Filings” has the meaning set forth in Section 7.3 hereof.

1.26  “Renewal Term” has the meaning set forth in Section 11.1 hereof.

1.27 “Royalty” has the meaning set forth in Section 3.1 herein.

1.28 “Sell-Off Period” has the meaning set forth in Section 11.6(a) hereof.

  **** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

1.29 “Technology” means the Materials and Know-how.

1.30 “Term” has the meaning set forth in Section 11.1 hereof.

1.31 “Territory” means the Republic of India and its territories and possessions.

1.32  “Third Party” means any entity other than a Party to this Agreement or their respective Affiliates.

2. License.

2.1 Grant.  Subject to the terms and conditions of this Agreement, QMT hereby grants to VIRIDIS during the Term an exclusive, royalty-bearing right and license, without the right to grant sublicenses (except as set forth in Section 2.2), under the QMT Intellectual Property to make, use, sell, and offer for sale Products (including therein, without limitation, the right to enter into private label/OEM agreements relative thereto provided such agreements are not a sublicense of the QMT Intellectual Property) within the Field in the Territory

2.2 Sublicenses.  VIRIDIS may only grant sublicenses to its Affiliates with a term that is no longer than the Term of this License but with no further right to grant sublicenses to anyone other than an Affiliate; provided that each such sublicensee shall first agree in writing to be bound by all of the terms of this Agreement.  Upon termination of this Agreement, any sublicense granted hereunder shall immediately cease and terminate without any additional action by QMT.

2.3 Right of First Offer.  Subject to the terms and conditions of this Agreement, QMT grants to VIRIDIS the right of first offer to expand the Field in the Territory to other NIMBUS wound care products.

(a)       Prior to offering a third party any licenses for wound care applications under the Patent Rights in the Territory outside of the Field, QMT shall provide VIRIDIS written notice of its willingness to offer such third party such license, such notice to be provided at least ninety (90) days prior to offering such license to such third party. Should VIRIDIS have an interest in expanding the Field upon receipt of notice by QMT, it shall provide QMT with written notice of its desire to expand Field in the Territory, such notice to be provided not later than sixty (60) days from receipt of QMT’s notice, at which time the parties shall negotiate in good faith an amendment to expand the Field of this Agreement pursuant to Section 13.7 of this Agreement.

(b)       Should VIRIDIS wish to expand the Field to included additional wound care products in the Territory prior to receiving a notice from QMT, it shall provide QMT with written notice of its desire to expand the Field and the parties shall negotiate in good faith an amendment to expand the Field of this Agreement pursuant to Section 13.7 of this Agreement. At this time there shall not be any additional one time license fee attached to this expansion to the Field in the Territory

(c)         If the parties do not reach mutually acceptable terms for expansion of the Field within sixty (60) days from the date of  notice pursuant to Section 2.3(a) or Section 2.3(b),  then QMT may offer a third party a license under the Patent Rights in the Territory for products that are outside the Field.

       2.4     Transfer of Know-how.  Promptly after the Effective Date, QMT shall disclose the Know-how to VIRIDIS solely for purposes of VIRIDIS’s research, development and manufacture of Products during the Term.  VIRIDIS agrees that such Know-how is QMT’s Confidential Information and shall treat such Confidential Information in accordance with Section 10 hereof.

     2.5     Governmental Rights; University of Florida.  All rights and licenses granted by QMT under this Agreement are subject to (i) any limitations imposed by the terms of any government grant, government contract or government cooperative agreement applicable to the QMT Intellectual Property that is the subject of this Agreement, and/or (ii) applicable requirements of 35 U.S.C. Sections 200 et seq., as amended, and implementing regulations and policies.  Without limitation of the foregoing, VIRIDIS agrees that, to the extent required under 35 U.S.C. Section 204, any Product used, sold, distributed, rented or leased by VIRIDIS or an Affiliate in the United States will be manufactured substantially in the United States, Canada or Mexico.  Furthermore, certain of the rights granted hereunder are subject to a reservation of rights by the University of Florida and its affiliates to use the Patent Rights for its research and educational purposes and the licenses granted hereunder are expressly made subject to such rights and the license from University of Florida. However, QMT declares that the foregoing provisions  of this Section 2.5 would not in any event prevent VIRIDIS from manufacturing, marketing, and selling Product in the Field in the Territory in accordance with this Agreement.

          2.6     Manufacturing Restrictions.  VIRIDIS acknowledges and agrees that it shall not     manufacture the Products or any portion of the Products outside of the Territory without the prior written consent of QMT.

               2.7    No Other Rights.  Except for the express license granted pursuant to Section 2.1 hereof, no license, express or implied, is granted by either Party to the other Party or its Affiliates under any intellectual property rights owned or controlled by such Party or its Affiliates.

    **** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

3. Consideration; Royalties.

3.1 Royalties.  In consideration of the license granted to VIRIDIS pursuant to Section 2.1 hereof, commencing with the First Commercial Sale of each Product by VIRIDIS or its Affiliates, VIRIDIS shall pay to QMT a royalty (“Royalty”) equal  ***** on Net Sales for each Product in the Field in the Territory.

3.2 Non-Monetary Consideration.  Without the prior written consent of QMT, VIRIDIS and its Affiliates shall not solicit any material consideration for the commercial sale of any Product other than as will be accurately reflected in Net Sales.  In the event VIRIDIS and/or its Affiliates receive any consideration for the sale or transfer of any Product other than as will be accurately reflected in Net Sales, QMT and the party accepting such non-cash consideration shall act reasonably and negotiate in good faith an appropriate value for all such non-cash consideration.

3.3 Licensing Fees. In consideration for the execution of this Agreement, VIRIDIS has already paid QMT the non-refundable  sum of  *****. Additionally, upon First Commercial Sale or six (6) months from the Effective Date, VIRIDIS shall pay an additional non-refundable sum of  *****.  These Licensing Fees are in addition to the Royalties stipulated in Section 3.1.

4. Payments, Reports and Records.

4.1 First Commercial Sale.  Within thirty (30) days of its occurrence, VIRIDIS shall notify QMT of the date of First Commercial Sale of a Product by VIRIDIS or its Affiliates to a Third Party end user in the Territory.

4.2 Payments.  Upon First Commercial Sale of a Product and thereafter during the Term, VIRIDIS shall furnish to QMT, within thirty (30) days from the last business day of each quarter during each Contract Year, a written report showing the following: (i) number of Products sold; (ii) the Net Sales of all Products sold by VIRIDIS and its Affiliates during the reporting period, and qualifying deductions (as defined in Section 1.22 hereof) listed by category of deduction; (iii) the Royalties payable in United States dollars which shall have accrued hereunder in respect of such sales; (iv) withholding taxes, if any, required by law to be deducted in respect of such sales, as applicable; and (v) the exchange rates used in determining the amount of United States dollars, if applicable.  All Royalty Payments shall be due and payable on the date such report is due.  If no payments are due for any reporting period hereunder, VIRIDIS shall so report.  All reports delivered pursuant to this Section shall constitute the Confidential Information of VIRIDIS and shall be subject to Section 10 hereof.  All payments to QMT under this Agreement shall be made in United States dollars by check payable to “Quick-Med Technologies, Inc.” or, if requested by QMT, by wire transfer to an account designated by QMT.

4.3 Exchange Rates.  If VIRIDIS receives revenues from the sale of Products in currency other than United States dollars, revenues shall be converted to United States dollars using a conversion rate for foreign currency calculated by averaging the conversion rates of such foreign currency on the last business day of each month within the applicable quarter as published in the eastern edition of The Wall Street Journal and so reported to VIRIDIS by QMT.  Any and all loss of exchange value, taxes, or other expenses incurred in the transfer or conversion of foreign currency into U.S. dollars, and any income, remittance, or other taxes on payments based on foreign Net Sales required to be withheld at the source shall be the exclusive responsibility of VIRIDIS.  Royalty Reports shall show sales both in the local currency and US dollars, with the exchange rate used clearly stated.

4.4 VIRIDIS’s Recordkeeping and Inspection.  VIRIDIS shall, and shall cause its Affiliates and Designees to, keep for at least seven (7) years records of all sales of Products in sufficient detail to permit QMT to confirm the accuracy of VIRIDIS’s Royalty payment calculations.  At the request of QMT, no more frequently than once per year, upon at least five (5) business days prior written notice to VIRIDIS and at the expense of QMT (except as otherwise provided below), VIRIDIS shall permit an independent certified public accountant or chartered accountant, selected by QMT, to inspect, during regular business hours, any such VIRIDIS, Affiliate or Designee records for the then-preceding seven (7) years solely to the extent necessary to verify such calculations; provided that such accountant has, in advance, entered into a confidentiality agreement with VIRIDIS (substantially similar to the confidentiality provisions of this Agreement) limiting the disclosure of such information to authorized representatives of the Parties.  Results of any such inspection shall be made available to both Parties.  If such inspection reveals a deficiency in the calculation of Royalties resulting in an underpayment to QMT, VIRIDIS shall promptly paid to QMT such deficient amount and if such underpayment is equal to five percent (5%) or more, VIRIDIS shall pay all costs and expenses of such inspection.  If such inspection reveals a deficiency in the calculation of Royalties resulting in an overpayment to QMT, VIRIDIS may credit such overpayment against future Royalty Payments due QMT hereunder.  If, during any Contract Year during the Term, an inspection reveals a deficiency in the calculation of Royalties resulting in an underpayment to QMT by twenty percent (20%) or more, then VIRIDIS shall, at its sole cost and expense, thereafter supply QMT with annual audits by a mutually agreeable independent auditing firm for each remaining Contract Year during the Term.

4.5 Interest on Late Payments.  Amounts that are not paid by VIRIDIS when due shall accrue interest, from the due date until paid, at a rate equal to one percent (1%) per month (or the maximum allowed by law, if less).

      **** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

5. Diligence and Commercialization Requirements.

5.1 Diligence and Commercialization Efforts by VIRIDIS.

(a)       VIRIDIS will have full responsibility for seeking and obtaining Regulatory Approval and for the Commercialization of all Products in the Field in the Territory.  Failure to obtain Regulatory Approval and Commercialization of Products shall constitute a material breach by Viridis under Section 11.2 herein. VIRIDIS shall provide to QMT written quarterly development status reports describing, in reasonable detail, the efforts undertaken for, and the status of development of, the Products by VIRIDIS.  Such status reports shall also summarize Regulatory Filings, applications and Regulatory Approvals and any clinical trials, with respect to any Product that VIRIDIS has made, sought or obtained.  If VIRIDIS elects to stop or abandon, either permanently or temporarily, the development, Regulatory Approval or Commercialization of Products, VIRIDIS shall promptly notify QMT of such decision.

(b)       VIRIDIS will exercise Commercially Reasonable Efforts and diligence in undertaking Product development, including investigations, clinical studies, and other appropriate actions required to obtain Regulatory Approval and obtain and maintain regulatory filings and to Commercialize Products in the Field in the Territory.  For purposes of this Agreement, “Commercially Reasonable Efforts” means, with respect to a given Product, efforts consistent with the efforts normally used by VIRIDIS in good faith and fair dealing for a product of its own discovery of similar market potential at a similar state in its product life.

5.2 Technical Support Assistance by QMT.  After first Commercial Sale of each new product substrate and upon prior mutual agreement of the Parties, QMT shall provide, and VIRIDIS shall fund, certain technical support assistance activities in conjunction with VIRIDIS’s Commercially Reasonable Efforts to develop Products in the Field in the Territory.  QMT shall provide such technical support assistance activities at a mutually agreeable rate (including without limitation travel, lodging and meals) for each QMT employee or the equivalent.

5.3 Commercialization of Products.  Promptly after obtaining Regulatory Approval for the Product in the Territory from the applicable Regulatory Authority, the Parties will mutually agree on launch dates for the Commercialization of the Products in the Territory.

5.4 Advertising and Promotional Materials.  VIRIDIS shall develop relevant written sales, promotion and advertising materials relating to the Product (“Promotional Materials”) consistent with its standard operating procedures, for use in the Territory and compliant with all applicable laws and the provisions of the applicable Regulatory Approvals. Prior to their use by VIRIDIS, VIRIDIS shall provide QMT with copies of all Promotional Materials, including, if necessary, English translations, for QMT’s review and comment.  Subject to any limitations imposed by applicable law, all such Promotional Materials and all documentary information and oral presentations (where practicable) regarding the marketing and promotion of the Product in the Territory shall acknowledge the Parties’ license arrangement and shall display the QMT names and logos in accordance with the Trademark Standards set forth in Exhibit C.

5.5 Product Label.  The Parties agree that VIRIDIS and its Affiliates shall include QMT’s patent numbers on all Product packaging, promotional materials and other materials (in written or electronic form). Viridis has the right but not the obligation to also include QMT’s name and/or logo on all Product packaging, promotional materials and other materials (in written or electronic form) related to the Product in the Territory in accordance with the Trademark Standards set forth in Exhibit C. QMT will consider making exceptions to its trademark policy on a case by case basis.

6. Supply.

6.1 Suppliers.  It is essential to the use of the QMT Intellectual Property as well as to maintaining the underlying QMT Marks associated therewith owned by QMT that the quality of the Materials meet the specifications of QMT and that the suppliers of the necessary Materials agree to maintain the secrecy of the Materials and the Composition and Process, and not reverse engineer or determine all or any part of the Materials or Composition and Process through the supply of such Materials.  Therefore, subject to the terms and conditions hereof, VIRIDIS shall only purchase Materials from a Supplier approved or to be approved by QMT, provided that QMT’s approval shall not be unreasonably denied or delayed.

6.2 No Implied License.  Notwithstanding the foregoing, no express or implied license to any QMT Intellectual Property is granted to any such Third Party in connection with the manufacture, transfer or sale of the Materials; provided however that the VIRIDIS’s use of the Materials shall be covered by the licenses under QMT Intellectual Property granted above so long as VIRIDIS has complied with the terms of this Agreement.

6.3 Inspection.  QMT shall upon its request be entitled to review any and all purchase orders and shipping documents to confirm the use of the Materials in accordance with the QMT Intellectual Property.  VIRIDIS shall be solely responsible for all matters and all obligations between the VIRIDIS and the supplier.

       **** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

7. Research and Development Data and Regulatory Filings.

7.1  Product Data.  VIRIDIS shall be responsible for the development of all data and other information relating to the Products and Product sales, including without limitation all stability and safety data, (collectively the “Product Data”) necessary to support sales of Products in the Field in the Territory. QMT shall make available to Viridis any data on file to support Viridis’  product development & registration and product sales. Viridis shall be responsible for all data including safety data on their manufactured product and clinical studies as required in the Indian population for the field in the territory.

7.2 Copies of Product Data.  Upon the reasonable written request of QMT, VIRIDIS will provide to QMT copies of all Product Data that VIRIDIS would reasonably provide publicly to the market or to customers or potential customers during VIRIDIS’s marketing of Products.  For purposes of this Section 7.2, any Confidential Information of VIRIDIS or a Third Party may be redacted from such Product Data prior to delivery to QMT.

7.3 Regulatory Approvals.  Unless otherwise agreed by the Parties, any and all Regulatory Approvals obtained and regulatory filings made and licenses, registrations, certificates and government approvals (“Regulatory Filings”) obtained by VIRIDIS during the Term related to the Product in the Field in the Territory, will be in the name of and owned by VIRIDIS.

7.4 Access to Regulatory Filings.  QMT and its Affiliates shall have access in a timely manner to all data contained or referenced in such submissions or applications for Regulatory Approvals by VIRIDIS, including all reports, correspondence and conversation logs, in each case as may be reasonably necessary to enable QMT to develop, manufacture and Commercialize products outside the Field in the Territory or Products in the Field and outside the Territory.  QMT and its Affiliates shall have the right to cross-reference and make any other use of the other VIRIDIS’s Regulatory Filings for the Product, including access to all data contained or referenced in such Regulatory Filings.

7.5 Adverse Events.  VIRIDIS shall comply with all applicable laws with respect to reporting any adverse medical event with respect to any Product and shall notify QMT of any such event within 24 hours of its occurrence along with the results of any follow up investigation.

8. Representations and Warranties; Disclaimer; Limitation of Liability.

8.1 Representations and Warranties of VIRIDIS.  VIRIDIS covenants, represents and warrants to QMT as follows:

(a) VIRIDIS is a corporation duly organized, validly existing and in good standing under the laws of India.  VIRIDIS has all requisite corporate power to own and operate its properties and assets and to carry on its business as presently being conducted and as proposed to be conducted.  VIRIDIS has, and will have on all relevant dates, all requisite legal and corporate power to execute and deliver this Agreement, and to carry out and perform its obligations under the terms of this Agreement;

(b) The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate VIRIDIS corporate action.  The performance by VIRIDIS of any of the terms and conditions of this Agreement on its part to be performed does not and will not constitute a breach or violation of any other agreement or understanding, written or oral, to which it is a party;

(c) Neither VIRIDIS nor its Affiliates is prohibited by any law, rule or regulation or by any order, directive or policy of any Regulatory Authority from developing any pharmaceutical products, or assuming the Regulatory Approvals are obtained, will be prohibited by any law, rule or regulation or by any order, directive or policy of any Regulatory Authority from manufacturing or selling any of the Products; and

(d) VIRIDIS covenants that neither it nor its Affiliates shall, during the Term, commercialize any non-leaching antimicrobial products  in the Field that compete, directly or indirectly, with the Products in the territory.

8.2 Representations and Warranties of QMT.  QMT represents and warrants to VIRIDIS as follows:

(a) QMT is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  QMT has all requisite corporate power to own and operate its properties and assets and to carry on its business as presently being conducted and as proposed to be conducted.  QMT has, and will have on all relevant dates, all requisite legal and corporate power to execute and deliver this Agreement, and to carry out and perform its obligations under the terms of this Agreement;

(b) QMT expressly warrants and represents that its patents as listed in Exhibit ‘A’ are duly filed and currently pending and that a) it either owns all of the right, title and interest in and to the patents and patent applications listed in Exhibit A, or has the exclusive rights in the patents and patent applications listed in Exhibit A necessary to grant the licenses under this Agreement; b)  it is empowered to grant the licenses granted herein; and c)  it has no outstanding encumbrances or agreements, including any agreements with academic institutions, universities, whether written, oral or implied, which would be inconsistent with the licenses granted herein;

(c) QMT covenants that neither it nor its Affiliates shall, during the Term, commercialize any products in the Field that compete in the Territory, directly or indirectly, with the Products; and

(d) The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate QMT corporate action.  The performance by QMT of any of the terms and conditions of this Agreement on its part to be performed does not and will not constitute a breach or violation of any other agreement or understanding, written or oral, to which it is a party.

       **** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

8.3 Disclaimer of Warranty.  Except as otherwise expressly provided in this agreement, QMT makes no representations and extends no warranty of any kind, either express or implied, with respect to the QMT Intellectual Property, including without limitation warranties of the validity or enforceability of the patent rights, merchantability, fitness for a particular purpose and non-infringement of any Third Party patents or proprietary rights.  All Uniform Commercial Code warranties are expressly disclaimed by QMT.

8.4 Limitation of Liability.  Except with respect to liability arising from breach of Section 10 and liability arising under Section 9 herein, it is agreed by the Parties that neither Party shall be liable to the other Party for any special, consequential, indirect, exemplary or incidental damages (including lost or anticipated revenues or profits relating to the same), arising from any claim relating to this Agreement, whether such claim is based on contract, tort (including negligence) or otherwise, even if an authorized representative of such Party is advised of the possibility or likelihood of same.

  8.5 Modification to QMT Intellectual Property.  VIRIDIS shall not modify, change or vary from the QMT Intellectual Property as it is applied to the Products.  If VIRIDIS seeks to change or modify the QMT Intellectual Property used in the Product, it shall notify QMT sixty (60) days prior to making such change whereupon, so long as VIRIDIS is in compliance with this Agreement, the parties shall reasonably cooperate to adjust the formulation of the QMT Intellectual Property as necessary to meet the Product requirements of VIRIDIS.  Any such reformulation shall constitute an Improvement and shall be owned exclusively by QMT and shall be licensed to VIRIDIS under the terms of this Agreement.

9. Indemnification and Insurance.

9.1 Indemnification by VIRIDIS.  VIRIDIS shall indemnify, defend and hold harmless QMT and its Affiliates and their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (the “Indemnitees”) against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Indemnitees in connection with any claim, demand, suit, action or judgment arising out of any theory of product liability (including without limitation actions in the form of tort, warranty or strict liability) or based on, or caused by any act or omission of VIRIDIS or its Affiliates with respect to the development, manufacture, use sale, offer for sale, importation or exportation of any Product, except to the extent that such liability, damage, loss or expense is directly attributable to the negligence or misconduct of QMT or its Affiliates.

9.2 Notice and Cooperation.  Any Indemnitee seeking indemnification under Section 9.1 shall provide VIRIDIS with prompt written notice of any claim, demand, suit, action or judgment for which indemnification is sought under this Agreement.  An Indemnitee’s failure to deliver written notice to VIRIDIS within a reasonable time after the commencement of any such action, to the extent prejudicial to the VIRIDIS’s ability to defend such action, shall relieve VIRIDIS of liability to the Indemnitee under this Section 9.  VIRIDIS agrees, at its own expense, to provide attorneys reasonably acceptable to the Indemnitees to defend against any such claim.  The Indemnitees shall cooperate fully with VIRIDIS in such defense and will permit VIRIDIS to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal and settlement). VIRIDIS agrees to keep the Indemnitees informed of the progress in the defense and disposition of such claim and to consult with the Indemnitees with regard to any proposed settlement.  The indemnification under this Section 9 shall not apply to amounts paid in settlement of any liability, claim, lawsuit, loss, demand, damage, cost or expense if such settlement is effected without the consent of VIRIDIS.

9.3 Insurance.  VIRIDIS shall obtain and carry in full force and effect product liability insurance in amounts that are reasonable and customary in the pharmaceutical industry in India for similar products. but in no event shall such insurance be less than ***** per occurrence and ***** in aggregate.  Within thirty days of the start of each Contract Year, VIRIDIS shall provide QMT with a certificate evidencing the insurance coverage required herein and all subsequent renewals thereof.  The insurance coverage required herein does not constitute a limitation on VIRIDIS’s obligation to indemnify QMT under this Agreement.

10. Confidentiality.

10.1 Confidential Information.  As used in this Agreement, the term “Confidential Information” shall mean all scientific, technical, trade or business information of either Party (the “Disclosing Party”) disclosed to the other Party (the “Recipient”), whether or not in writing, and regardless of whether it is marked as confidential, including any portion of analyses, compilations, forecasts, studies or other documents prepared by Recipient which contains such information.  By way of illustration, but not limitation, Confidential Information may include inventions, Know-how, processes, methods, techniques, assays, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists and contacts at or knowledge of customers or prospective customers of the Disclosing Party.

     **** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

10.2 Disclosure of Confidential Information.  Except as expressly permitted in this Section 10, during the Term of this Agreement and for a period of five (5) years thereafter, the Recipient shall hold in confidence and shall not directly or indirectly disclose, communicate or in any way divulge to any person any Confidential Information, without the prior written consent of the Disclosing Party.  The Recipient shall use such Confidential Information solely for the purposes of this Agreement.  The Recipient shall not provide or grant access to the Confidential Information to any Third Party, except the Recipient may disclose Confidential Information received by it under this Agreement only to those of its directors, officers, employees, agents and consultants, and the directors, officers, employees, agents and consultants of its Affiliates, who have a need to know such Confidential Information in the course of the performance of their duties and who are bound by a written agreement to protect the confidentiality of such Confidential Information.

10.3 Limitation on Obligations.  The obligations of the Recipient specified in Section 10.2 above shall not apply to any Confidential Information to the extent the Recipient can demonstrate, by clear and convincing evidence, that such Confidential Information:

(a) was in the public domain prior to the time of its disclosure under this Agreement;

(b) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Recipient;

(c) is or was disclosed to the Recipient at any time, whether prior to or after the time of its disclosure under this Agreement, on a non-confidential basis by a Third Party, provided that such Third Party is not, to the Recipient’s knowledge, bound by an obligation of confidentiality to the Disclosing Party with respect to such Confidential Party;

(d) is independently developed by the Recipient without reference to the Confidential Information of the Disclosing Party; or

(e) is required to be disclosed by the Recipient to comply with applicable laws or to comply with governmental regulations; provided, that the Recipient provides prior written notice of such disclosure to the Disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

10.4 Equitable Relief.  The Recipient agrees that any breach of this Section 10 may cause the Disclosing Party substantial and irreparable damages and, therefore, in the event of any such breach, in addition to other remedies that may be available, the Disclosing Party shall have the right to seek specific performance and other injunctive and equitable relief.

10.5 Ownership of Confidential Information.  The Recipient agrees that the Disclosing Party (or any Third Party entrusting its own confidential information to the Disclosing Party) is and shall remain the exclusive owner of the Confidential Information disclosed to the Recipient and all patent, copyright, trademark, trade secret, and other intellectual property rights in such Confidential Information or arising therefrom.  Except as expressly set forth in this Agreement, no option, license, or conveyance of such rights to the Recipient is granted or implied under this Agreement.

11. Term and Termination.

11.1 Term.  Unless terminated sooner as provided in this Section 11, the initial term of this Agreement shall extend from the Effective Date for a period equal to four (4) years from the Effective Date (the “Initial Term”). Parties agree to share and discuss market information during the term, to consider mutually acceptable performance requirements for a follow-on agreement, and to negotiate in good faith an extension or follow-on agreement at or before the expiration of the Initial Term. If the parties are unable to reach agreement and execute a mutually satisfactory follow-on agreement at or before the expiration of the Initial Term, a one (1) year extension will be granted solely for the purpose of servicing Viridis’ existing customers at the time of the expiration of the Initial Term

11.2 Material Breach by VIRIDIS.  Except as set forth in Section 11.3 below, the failure by VIRIDIS to comply with any of its material obligations contained in this Agreement including without limitation its obligations to obtain Regulatory Approval and for Commercialization of Products under Section 5.1 herein, shall entitle QMT to give to VIRIDIS written notice specifying the nature of the default and requiring it to cure such default.  If such default is not cured within thirty (30) days after the receipt of such notice, then QMT shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement and in addition to any other remedies available to it by law or in equity, to terminate this Agreement effective upon written notice to VIRIDIS.  The right of QMT to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

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11.3 Material Breach by QMT.  The failure by QMT to comply with any of its material obligations contained in this Agreement shall entitle VIRIDIS to give to QMT written notice specifying the nature of the default and requiring it to cure such default.  If such default is not cured within thirty (30) days after the receipt of such notice, VIRIDIS shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement and in addition to any other remedies available to it by law or in equity, to terminate this Agreement effective upon written notice to QMT.  The right of VIRIDIS to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

11.4 Bankruptcy.  Either Party may terminate this Agreement immediately by providing written notice if the other Party: (a) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its assets, (b) becomes unable, or admits in writing its inability, to pay its debts generally as they mature, (c) makes a general assignment for the benefit of its creditors, (d) is dissolved or liquidated in full or in substantial part, (e) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consents to such relief or to the appointment of or taking possession of its property by any official in such an involuntary case or such other proceeding commenced against it, (f) takes any action for the purpose of effecting any of the foregoing, and (g) becomes the subject of an involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect that is not dismissed within ninety (90) days of commencement.

11.5 Effect of Termination.

(a) In the event of termination of this Agreement pursuant to Sections 11.2, 11.3, or 11.4 then (a) all licenses and rights granted to VIRIDIS hereunder (except as set forth in Section 11.6(d) below) shall terminate and VIRIDIS shall immediately cease to develop, manufacture, use and sell Products, and (b) VIRIDIS shall be obligated to pay QMT any accrued Royalty payments. Notwithstanding the foregoing, in the event this Agreement is terminated pursuant to Section 11.2, 11.3 or 11.4, VIRIDIS shall be permitted to sell-off any and all inventory of Products existing at the date termination, provided that such sales occur within six (6) months after such termination, and provided further that VIRIDIS remains obligated to pay actual Royalties and report to QMT on the sale of any such Products (the “Sell-Off Period”).  Any remaining inventory of Products after such Sell-Off Period shall be destroyed by VIRIDIS at its sole expense.

(b) Without limiting any other legal or equitable remedies that QMT may have, if QMT terminates this Agreement in accordance with Section 11.2 or 11.4, then, at the request of QMT, VIRIDIS shall, as soon as reasonably possible and to the extent that it has the right to do so or is permitted by applicable law or the applicable Regulatory Authority, transfer to QMT or QMT’s designee possession and ownership of (i) all governmental or regulatory correspondence, conversation logs, filings and approvals (including all Regulatory Approvals) relating exclusively to VIRIDIS’s development or Commercialization of the Product in the Field in the Territory, and (ii) copies of all data, reports, records and materials in VIRIDIS’s possession or control relating exclusively to VIRIDIS’s development or Commercialization of Products in the Field in the Territory, including all non-clinical and clinical data relating to the Product in the Field in the Territory, (iii), all agreements pertaining to contract research organizations (CROs), clinical trials and supply of material required to continue development of the Product.  VIRIDIS shall execute all documents and take all such further actions as may be reasonably requested by QMT in order to give effect to the foregoing subsections (i), (ii) and (iii) herein.

(c) Any expiration or termination of this Agreement shall not relieve VIRIDIS from any obligation that accrued prior to such expiration or termination.  Any obligation under any provision of this Agreement which is intended to survive expiration or termination of this Agreement, including without limitation, Sections 1, 7.3, 7.4, 8, 9, 10, 11.5, 12 and 13 shall survive.

11.6 Challenge to Patent Rights.  If VIRIDIS, directly or indirectly, by itself or through one of its Affiliates, brings any action or proceeding without "Cause" (defined below) challenging the validity, enforceability or an interference action of or with respect to any of the Patent Rights (a “Challenge”), then QMT shall have the right to terminate this Agreement at any time following such event upon written notice.  "Cause", for purposes of the preceding sentence, shall mean (i) any third party claim, action or suit filed or brought in any applicable court or through any administrative procedure against VIRIDIS, or (ii) the withholding of payment for the Products by customers of VIRIDIS, which in each case presented in clause (i) and/or (ii) above is predicated upon the invalidity of the Patent Rights, which has, or if successfully prosecuted could reasonably be expected to have, a material adverse effect upon VIRIDIS.

12. Intellectual Property Rights.

12.1 Ownership of Intellectual Property.  QMT shall own all right, title and interest in the copyright, patent, trademark, trade secret or other intellectual property rights in the Patent Rights and Know-how, including without limitation any derivatives, variations, and or Improvements thereto.

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12.2 Ownership of Inventions.  Inventorship shall be determined in accordance with United States patent law at the time the inventor made the invention.  Each Party shall ensure that its employees, consultants, agents, and representatives are contractually required to assign to such Party all rights, title, and interest to any inventions, to maintain all Confidential Information, and to promptly disclose to such Party all such inventions.

(a) QMT Inventions.  QMT will have and retains sole and exclusive title to all inventions, developments, Improvements, discoveries and Know-how relating to the QMT Intellectual Property which are made, conceived or reduced to practice solely by QMT, its Affiliates, employees, consultants, agents or other Persons acting under its authority in the course of or as a result of this Agreement or in the course of any activities inside and outside the Field and Territory.

(b) VIRIDIS Inventions.  In the event any invention, development, Improvement, discovery, or Know-how relating to the QMT Intellectual Property is made, conceived or reduced to practice by VIRIDIS, its Affiliates, employees, consultants, agents or other persons acting under its authority in the course of, in connection with or as a result of this Agreement, either solely or jointly with QMT, an Affiliate or a Third Party, (each a “VIRIDIS Invention”) such VIRIDIS Invention shall be promptly disclosed by VIRIDIS to QMT in writing.  All VIRIDIS Inventions shall be owned by QMT and any Patent Rights under any VIRIDIS Inventions shall be owned by QMT.  VIRIDIS hereby assigns and agrees to assign all right, title, and interest to such VIRIDIS Inventions to QMT, shall execute any documents reasonably necessary to fulfill the purposes of this Section 12.2(b), and hereby appoints QMT as its attorney to execute and deliver any such documents on its behalf in the event the VIRIDIS should fail or refuse to do so within a reasonable period following QMT’s request.  Any such VIRIDIS Invention shall be subject to the license granted to VIRIDIS under this Agreement. In the event that this Agreement is terminated the parties shall negotiate in good faith an arrangement equitable to both parties.

12.3 Prosecution of Patent Rights.  QMT, by counsel it selects, shall have the right, but not the obligation, to prepare, file, prosecute and maintain the Patent Rights in QMT’s name and in countries designated by QMT at the sole discretion of QMT.  QMT shall bear all the costs and expenses associated with the filing, prosecution and maintenance of such Patent Rights.

12.4 Third Party Infringement.  Each Party shall promptly notify the other Party in writing of any alleged infringement of the Patent Rights and of any available evidence thereof.

(a) QMT shall have the first right, but not the obligation, under its own control and at its own expense, to prosecute any Third Party infringement of the Patent Rights and/or to defend the Patent Rights in any declaratory judgment or other action brought by a Third Party which alleges invalidity, unenforceability or non-infringement of the Patent Rights.  QMT may enter into any settlement, consent judgment or other voluntary final disposition of any infringement or declaratory judgment action hereunder without the prior written consent of VIRIDIS.  Any recovery or damages derived from any such action shall be retained by QMT.

(b) In the event QMT institutes a court proceeding relating to the infringement of the Patent Rights in the Field under Section 12.4(a), VIRIDIS shall have the right to intervene in such proceeding and QMT shall not oppose such intervention, provided that (i) VIRIDIS notifies the court and QMT of its intention to intervene within 180 days of the commencement of such proceeding, and (ii) VIRIDIS shares equally with QMT the total costs incurred by QMT (including without limitation attorney and expert fees) of conducting such proceeding.  QMT shall retain control of the conduct and settlement of any such proceeding; provided, however, that no settlement, consent judgment or other voluntary final disposition of such action may be entered into without the prior written consent of VIRIDIS, which consent shall not be unreasonably withheld or delayed.  Any recovery of damages for any such proceeding (or settlement thereof) shall be applied first in satisfaction of any out-of-pocket expenses incurred by the Parties relating to the proceeding (including without limitation attorney and expert fees) and the balance shall be equally divided between the Parties.

(c) In the event that QMT declines to commence legal action to defend against a declaratory action alleging invalidity of the Patent Rights or to prosecute infringements of the Patent Rights in the Field, QMT shall notify VIRIDIS of its decision promptly in writing.  Thereafter, VIRIDIS shall have the right, but shall not be obligated, to commence legal action at its own expense to defend or prosecute such infringements relating to the Patent Rights in the Field.  No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of QMT, which consent shall not be unreasonably withheld or delayed.  The total cost of any action commenced solely by VIRIDIS shall be borne by VIRIDIS, and VIRIDIS shall retain any recovery or damages derived therefrom.

12.5 Infringement Allegations.  In the event that a Third Party asserts or alleges that a Product manufactured or sold by VIRIDIS or its Affiliates infringes a patent or other proprietary right of such Third Party, VIRIDIS shall assume the defense of such claim and shall indemnify QMT for all reasonable expenses and/or damages incurred by it as a result of such claim.  QMT may participate in the defense of such claim through counsel of its own choosing and at its sole expense.  In the event that QMT receives notice of such assertion or allegation, QMT shall notify VIRIDIS of such allegation or assertion.  VIRIDIS may enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section 10.5 in the Field; provided, however, that VIRIDIS shall not enter into any settlement, consent judgment or other voluntary final disposition that admits or concedes that an aspect of the Patent Rights is invalid or unenforceable, without the prior written consent of QMT, which consent shall not be unreasonably withheld or delayed.

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12.6 Trademarks.  QMT is and shall remain the owner of all right, title and interest to the common law trademark and goodwill associated with the name “NIMBUS®,” and any other marks it develops in association with the QMT Intellectual Property (collectively, the “QMT Marks”) and VIRIDIS agrees that it will not at any time assert or claim any interest in, nor register or attempt to register the QMT Marks or any marks confusingly similar thereto.  VIRIDIS shall be responsible for the selection, registration and maintenance of all other trademarks and trade names that it employs in connection with Products (collectively, the “VIRIDIS Marks).  QMT agrees that it will not at any time assert or claim any interest in, nor register or attempt to register the VIRIDIS Marks or any marks confusingly similar thereto.

13. Miscellaneous.

13.1 Use of Name/Public Statements.  Except to the extent required by applicable law or regulation, each Party agrees that it will not at any time during or following termination of this Agreement use the name of the other Party or any names, insignia, symbols, or logotypes associated with the other Party or any variant or variants thereof or the names of the other Party’s employees orally or in any literature, advertising, or other materials without the prior written consent of Party whose name is to be used, which consent shall not be unreasonably withheld.

13.2 Assignment.  This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may, without such consent, assign this Agreement and any of its rights or obligations hereunder to its Affiliates or in connection with the transfer or sale of all or substantially all of the portion of its business to which this Agreement relates, or in the event of its merger or consolidation or change in control or similar transaction; provided, further, that the assigning Party shall deliver written notice of any such permitted assignment to the other Party.  This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement.  Any attempted assignment not in accordance with this Section 13.2 shall be void.

13.3 Independent Contractors.   QMT and VIRIDIS shall at all times act as independent parties and nothing contained in this Agreement shall be construed or implied to create an agency or partnership.  Neither Party shall have the authority to contract or incur expenses on behalf of the other.

13.4 Notices.  Any notice or communication required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing and shall be deemed to have been sufficiently given or made for all purposes if sent by hand, recognized national overnight courier, confirmed facsimile transmission, or mailed by certified mail, postage prepaid, return receipt requested, addressed to such other Party at its respective address as follows:

If to VIRIDIS:

Viridis BioPharma Pvt. Ltd
6/10 Jogani Industrial Complex
V. N. Purav Marg, Chunabhatti
Mumbai – 400022
India
Attn: Anirudh Mehta / Ashit Vora
Fax: +91 22 2405 5952

If to QMT:

Quick-Med Technologies, Inc.
902 N.W. Fourth Street
Gainesville, FL 32601
United States of America
Attn: Nam Nguyen, Chief Financial Officer
Fax: +1-561-416-1390

13.5 Severability.  If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, that provision shall be stricken and the remainder of this Agreement shall continue in full force and effect; provided, however, that the Parties shall renegotiate an acceptable replacement provision so as to accomplish, as nearly as possible, the original intent of the Parties.

13.6 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida and applicable U.S. Federal law, without regard to any choice of law principles that would dictate the application of the laws of another jurisdiction. The state and federal courts located in Florida shall have exclusive jurisdiction over any dispute arising under this Agreement.

13.7 Entirety; Amendment.  This Agreement represents the entire agreement of the Parties and expressly supersedes all previous written and oral communications between the Parties.  No amendment, alteration, or modification of this Agreement or any exhibits attached hereto shall be valid unless executed in writing by authorized signatories of both Parties.

13.8 Waiver.   The failure of any Party hereto to insist upon strict performance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of that or any other provision or right.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

VIRIDIS BIOPHARMA PVT. LTD

By:  Harshad Vora
Harshad Vora
Director

QUICK-MED TECHNOLOGIES, INC.

By:  J. Ladd Greeno
J. Ladd Greeno
C.E.O

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EXHIBIT A

Patent Rights

Patent Applications

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EXHIBIT B

Materials

polydiallyldimethyl ammonium chloride and binder as necessary with the specified substrate materials in Exhibit D.

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EXHIBIT C

QMT Trademark Standards

The Marks and Trademarks of Quick-Med Technologies, Inc. (“Licensor”) include without limitation: “Quick-Med Technologies” “QMT”, “Quick-Med”, “NIMBUS”, and accompanying logos and trade dress, including the QMT Cross Official Logo, which is subject to modification by Licensor from time to time.  Licensor’s present Official Logo at April 1, 2010, is attached hereto as Appendix A.

The foregoing and attached are either registered trademarks or trademarks of Quick- Med Technologies, Inc., in the United States and worldwide.  All rights are reserved.

All use and appearance of Marks and accompanying logos and trade dress shall be in accordance with the Licensor’s Trademark Policy. Any use of any Licensor Marks, other Licensor related names and/or logos, or variations of Licensor Marks from those presented herein shall be pre-approved by Licensor.  Any use of images or statements of Licensor’s employees shall be pre-approved by Licensor.

Licensor Policy on Use of Licensor Marks, Trademarks and Official Logo:

All Licensed Products that include Licensor technology, and related product packaging, advertising, promotional and marketing materials, shall display Licensor’s Official Logo in a size and prominence in accordance with industry standards.

Use of Licensor’s Official Logo (the Logo) shall maintain the integrity of the Logo’s design.  Unless provided or authorized in advance in writing by Licensor, no deviations from the then current Logo design or appearance are allowed.  All use of the Logo shall maintain its visual effectiveness.  No design elements may be appended to the Logo.  The Logo shall not be presented with any alternative font or type style, change in letter spacing, or linear dropped shadows.   Distortion of the logo’s shape and lettering is not permitted.  Reproduction of the Logo shall be consistent, accurate, sharp, clear, and undistorted, and shall maintain the Logo’s correct colors.

The color used in the Licensor’s Marks, including the Official Logo, is as follows:

First Column – Burgundy
Second Column – Black
Third Column – White

L:           36           0           100
A:           34           0           0
B:           1           0           0

C:           32           75           0
M:           100           68           0
Y:           46           67           0
K:           14           90           0

H:           333           0           0
S:           82           0           0
B:           62           0           100

R:           158           0           255
G:           29           0           255
B:           86           0           255

Licensor’s Marks, including but not limited to its name and Official Logo shall be displayed in a size and prominence at least equal to similar marks, names and logos for similar products or methods on any product, packaging, documentation, advertising, promotional, marketing, and related materials in accordance with industry standards.  The elements of the Licensor trade dress cannot be separated without the prior permission of Licensor.

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 EXHIBIT D

Products

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